UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13E-3
(Rule 13e-100)
(AMENDMENT NO. 1)
TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER
RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
SECURITIES EXCHANGE ACT OF 1934
VMS NATIONAL PROPERTIES JOINT VENTURE
(Name of the Issuer)
VMS NATIONAL PROPERTIES JOINT VENTURE
VMS NATIONAL RESIDENTIAL PORTFOLIO I
VMS NATIONAL RESIDENTIAL PORTFOLIO II
MAERIL, INC.
AIMCO/IPT, INC.
AIMCO PROPERTIES, LLC
AIMCO PROPERTIES, L.P.
AIMCO-GP, INC.
APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Name of Person(s) Filing Statement)
Units of Limited Venture Interest

(Title of Class of Securities)
None

(CUSIP Number of Class of Securities)

Martha L. Long
Senior Vice President
Apartment Investment and Management Company
55 Beattie Place
Greenville, South Carolina 29601
(864) 239-1000

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Person (s) Filing Statement)
Copies to:
Gregory M. Chait
Alston & Bird LLP
1201 West Peachtree Street NW
Atlanta, GA 30309
(404) 881-7000
This statement is filed in connection with (check the appropriate box):
a. ☐ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. ☑ The filing of a registration statement under the Securities Act of 1933.
c. ☐ A tender offer.
d. ☐ None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:☐
Check the following box if the filing is a final amendment reporting the results of the transaction:☐
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee

$274,703,984	$29,393.33

*	For purposes of calculating the fee only. This amount assumes the sale of the assets of VMS National Properties Joint Venture for $274,703,984. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(A)(ii) and Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals $107.00 per $1,000,000 of the asset sale price.
☑ Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid $23,993	Filing Party: Apartment Investment and Management Company
Aimco Properties, L.P.
Form or Registration No.: Form S-4	Date Filed: November ___, 2006

TRANSACTION STATEMENT
     This Amendment No. 1 to the Transaction Statement on Schedule 13E-3 relates to the sale of property of VMS National Properties Joint Venture, an Illinois joint venture (the “Partnership”) which is described in the proxy statement-prospectus on Form S-4, filed contemporaneously with this Transaction Statement (the “Proxy Statement-Prospectus”), and constitutes the sale of substantially all of the assets of the Partnership. A copy of the Proxy Statement-Prospectus is filed with this Amendment No. 1 to Schedule 13E-3 as Exhibit (a)(1). The item numbers and responses thereto below are provided in accordance with the requirements of Schedule 13E-3.
ITEM 1. SUMMARY TERM SHEET.
     The information set forth under “SUMMARY” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 2. SUBJECT COMPANY INFORMATION.
     (a) The information set forth under “VMS AND THE PARTNERSHIPS—The Partnerships and the VMS Properties” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (b) The information set forth under “SUMMARY—VMS and the Partnerships” and “VMS AND THE PARTNERSHIPS—The Partnerships and the VMS Properties” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (c) The information set forth under “VMS AND THE PARTNERSHIPS—Distributions and Transfers of Units” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (d) The information set forth under “VMS AND THE PARTNERSHIPS—Distributions and Transfers of Units” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (e) Not applicable.
     (f) Not applicable.
ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.
     (a) – (c) The information set forth under “VMS AND THE PARTNERSHIPS—The Partnerships and the VMS Properties,” “INFORMATION CONCERNING AIMCO AND THE AIMCO OPERATING PARTNERSHIP” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 4. TERMS OF THE TRANSACTION.
     (a) The information set forth under “SUMMARY,” “THE TRANSACTIONS,” “SPECIAL FACTORS—BACKGROUND AND REASONS FOR THE TRANSACTIONS,” “APPROVALS REQUIRED,” “UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES OF THE TRANSACTIONS,” “COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP” and “COMPARISON OF YOUR PARTNERSHIP UNITS AND COMMON OP UNITS” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (c) Not applicable.
     (d) The information set forth under “APPRAISAL RIGHTS” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (e) There has been no provision made by any of the filing persons in connection with the transaction to grant unaffiliated security holders access to the corporate files of the filing persons or to obtain counsel or appraisal services at the expense of the filing person.
     (f) Not applicable.
ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.
     (a) The information set forth under “VMS AND THE PARTNERSHIPS—Transactions with Affiliates” and “VMS AND THE PARTNERSHIPS—Capital Replacement” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (b) – (c) The information set forth under “SPECIAL FACTORS—BACKGROUND AND REASONS FOR THE TRANSACTIONS” and “THE TRANSACTIONS” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (e) The information set forth under “THE TRANSACTIONS,” “SUMMARY—Background and Reasons for the Transactions” and “SPECIAL FACTORS—BACKGROUND AND REASONS FOR THE TRANSACTIONS” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.
     (b) Not applicable.
     (c)(1) – (8) The information set forth under “THE TRANSACTIONS” and “PLANS AFTER THE TRANSACTIONS ARE CONSUMMATED” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 7. PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.
     (a) – (d) The information set forth under “SPECIAL FACTORS – BACKGROUND AND REASONS FOR THE TRANSACTIONS” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 8. FAIRNESS OF THE TRANSACTION.
     (a) – (b) The information set forth under “SPECIAL FACTORS – FAIRNESS OF THE TRANSACTIONS” and “SPECIAL FACTORS – DETERMINATION OF

CONSIDERATION BASED ON INDEPENDENT APPRAISAL” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (c) The information set forth under “SPECIAL FACTORS – FAIRNESS OF THE TRANSACTIONS” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (d) The information set forth under “SPECIAL FACTORS – FAIRNESS OF THE TRANSACTIONS” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (e) – (f) Not applicable.
ITEM 9. REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.
     (a) – (c) The information set forth under “SPECIAL FACTORS – DETERMINATION OF CONSIDERATION BASED ON INDEPENDENT APPRAISAL” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 10. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.
     (a) – (b) The information set forth under “SOURCE AND AMOUNT OF FUNDS” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (c) The information set forth under “FEES AND EXPENSES” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (d) The information set forth under “SOURCE AND AMOUNT OF FUNDS” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 11. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.
     (a) The information set forth under “VMS AND THE PARTNERSHIPS—Beneficial Ownership of Interests in Your Partnership” in the Proxy Statement-Prospectus is incorporated herein by reference.
     (b) Not applicable.
ITEM 12. THE SOLICITATION OR RECOMMENDATION.
     (d) Not applicable.
     (e) The information set forth under “NO RECOMMENDATION BY THE MANAGING GENERAL PARTNER” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 13. FINANCIAL STATEMENTS.
     (a) The information set forth under “SELECTED FINANCIAL INFORMATION OF VMS” in the Proxy Statement-Prospectus is incorporated herein by reference. In addition, the audited financial statements for VMS’s 2005 and 2004 fiscal years set forth in Part II, Item 8 of VMS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the

SEC on March 31, 2006 and the unaudited financial statements for the six months ended June 30, 2006 contained in Part I, Item I of VMS’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2006 are incorporated herein by reference.
     (b) Not applicable.
ITEM 14. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.
     (a) – (b) The information set forth under “FEES AND EXPENSES” in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 15. ADDITIONAL INFORMATION.
     (b) The information set forth in the Proxy Statement-Prospectus is incorporated herein by reference.
ITEM 16. EXHIBITS.

(a)(1)	Proxy Statement-Prospectus, filed on Form S-4 on ___, 2006.

(b)	None.

(c)(1)	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Casa de Monterey Apartments.

(c)(2)	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Buena Vista Apartments.

(c)(3)	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Crosswood Park Apartments.

(c)(4)	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Mountain View Apartments.

(c)(5)	Appraisal Report, dated as of April 14, 2006, by KTR Newmark, related to Pathfinder Village Apartments.

(c)(6)	Appraisal Report, dated as of April 13, 2006, by KTR Newmark, related to Scotchollow Apartments

(c)(7)	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Towers of Westchester Park Apartments.

(d)	Contribution Agreement dated August 21, 2006 by and between VMS National Properties Joint Venture and AIMCO Properties, LLC.

(f)	See Annex C to the Proxy Statement-Prospectus, filed on Form S-4 on ___, 2006.

(g)	Not applicable.

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	VMS NATIONAL PROPERTIES JOINT VENTURE

	By:	VMS National Residential Portfolio I

		By:	MAERIL, Inc., its Managing General Partner

			By:	/s/ Martha Long

				Name:	Martha Long
				Title:	Senior Vice President

By:	VMS National Residential Portfolio II

	By:	MAERIL, Inc., its Managing General Partner

		By	/s/ Martha Long

			Name:	Martha Long
			Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	VMS NATIONAL RESIDENTIAL PORTFOLIO I

	By:	MAERIL, Inc., its Managing General Partner

		By:	/s/ Martha Long

			Name:	Martha Long
			Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	VMS NATIONAL RESIDENTIAL PORTFOLIO II

	By:	MAERIL, Inc., its Managing General Partner

		By:	/s/ Martha Long

			Name:	Martha Long
			Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	MAERIL, INC.
	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	AIMCO/IPT, INC.
	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	AIMCO-GP, INC.
	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	AIMCO PROPERTIES, LLC

	By:	AIMCO Properties, L.P., its sole Member

		By:	AIMCO-GP, Inc., its sole General Partner

			By:	/s/ Martha Long

				Name:	Martha Long
				Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	AIMCO PROPERTIES, L.P.

	By:	AIMCO-GP, Inc., its sole General Partner

		By:	/s/ Martha Long

			Name:	Martha Long
			Title:	Senior Vice President

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006	APARTMENT INVESTMENT AND MANAGEMENT COMPANY
	By:	/s/ Martha Long
		Name:	Martha Long
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)	Proxy Statement-Prospectus, filed on Form S-4 on ___, 2006.

(b)	None.

(c)(1)	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Casa de Monterey Apartments.

(c)(2)	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Buena Vista Apartments.

(c)(3)	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Crosswood Park Apartments.

(c)(4)	Appraisal Report, dated as of April 11, 2006, by KTR Newmark, related to Mountain View Apartments.

(c)(5)	Appraisal Report, dated as of April 14, 2006, by KTR Newmark, related to Pathfinder Village Apartments.

(c)(6)	Appraisal Report, dated as of April 13, 2006, by KTR Newmark, related to Scotchollow Apartments

(c)(7)	Appraisal Report, dated as of April 20, 2006, by KTR Newmark, related to Towers of Westchester Park Apartments.

(d)	Contribution Agreement dated August 21, 2006 by and between VMS National Properties Joint Venture and AIMCO Properties, LLC.

(f)	See Annex C to the Proxy Statement-Prospectus, filed on Form S-4 on ___, 2006.

(g)	See the Proxy Statement-Prospectus, filed on Schedule 14C on ___, 2006.